Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
John C. Ferrara
Chief Financial Officer
(212) 457-8200
jferrara@edgar-online.com

EDGAR Online Reports Second Quarter 2009 Results

XBRL Filings Revenues Increase 141%

NEW YORK, NY – August 4, 2009 – EDGAR® Online, Inc. (NASDAQ: EDGR) today announced that total revenues were $4.6 million and adjusted EBITDA was $553,000 for the quarter ended June 30, 2009 compared to revenues of $4.9 million and adjusted EBITDA of $210,000 for the quarter ended June 30, 2008. Total revenues for the six months ended June 30, 2009 were $8.8 million and adjusted EBITDA was $585,000 compared to revenues of $9.9 million and adjusted EBITDA of $385,000 in the same period prior year. EDGAR Online is a leader in the creation of XBRL financial reports and the distribution of company data and public filings for equities, mutual funds and a variety of other publicly traded assets.

XBRL filings revenues were $768,000 for the quarter ended June 30, 2009, a 141% increase from the same quarter last year. The increase in XBRL filings revenues in 2009 was offset by decreases in subscriptions and data revenues due to higher cancellation rates over the past 9 months. In addition, the second quarter of 2008 included $170,000 of non-recurring data solutions revenue. During the quarter ended June 30, 2009, the company was able to reduce its cash operating expenses to offset the revenue shortfall.

“Our team is pleased with the overall results we are posting today. This quarter provides an early indication that our investment in XBRL is producing significant results for our business. While our subscription and data business revenues are down based on continued cancellations, we are very proud to deliver sequential quarterly growth of over 217% in our XBRL filings business. We expect to continue to see growth in the revenues and the resources associated with that business. However, we are also committed to aggressive management of our costs and cash as we scale to meet this opportunity. Since January 2008 we have created over 560 XBRL conversions for companies totaling over $4.2 trillion in market capitalization. Our results demonstrate the value that customers are seeing in our solution,” said Philip Moyer, EDGAR Online CEO and President.

Operating loss was ($292,000) for the quarter ended June 30, 2009 compared to ($551,000) for the same quarter last year. The decrease in revenues in 2009 was more than offset by reduced operating expenses. Net loss was ($383,000), or ($0.01) per share, for the quarter ended June 30, 2009 compared to ($687,000), or ($0.03) per share, for the same quarter last year. Operating loss was ($1.3 million) for the six months ended June 30, 2009 compared to ($1.2 million) for the same period last year. Net loss was ($1.5 million), or ($0.06) per share, for the six months ended June 30, 2009 compared to ($1.4 million), or ($0.05) per share, for the same period last year.

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Deferred revenue was $4.2 million at both June 30, 2009 and December 31, 2008. Deferred revenue represents amounts billed to customers that will be recognized as revenue in future quarters as the company’s products and services are utilized. During the quarter ended June 30, 2009, the company capitalized $343,000 of costs for the development of internal software related to the XBRL filings business, which are included in property and equipment.

At June 30, 2009, cash, cash equivalents and short-term investments totaled $1.4 million, compared to $2.3 million at December 31, 2008. At June 30, 2009, the company has a $2.5 million revolving credit facility, none of which has been drawn down.

KEY FINANCIAL METRICS

(in thousands, except per share amounts)

	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
	2008	2009	2008	2009
Subscriptions	$2,368	$1,751	$4,655	$3,629
Data and solutions	2,234	2,048	4,855	4,163
XBRL filings	319	768	402	1,010

Total Revenues	$4,921	$4,567	$9,912	$8,802

Net loss	$(687)	$(383)	$(1,392)	$(1,480)
Interest expense, net	136	91	226	201

Operating loss	(551)	(292)	(1,166)	(1,279)
Severance costs	—	—	40	57
Stock compensation	298	312	581	777
Amortization and depreciation	463	533	930	1,030

Adjusted EBITDA	$210	$553	$385	$585

Net loss per share	$(0.03)	$(0.01)	$(0.05)	$(0.06)
Adjusted EBITDA per share	$0.01	$0.02	$0.01	$0.02

In addition to disclosing financial results prepared in accordance with generally accepted accounting principles (“GAAP”), the company discloses information regarding adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA also excludes severance costs and the non-cash charge for stock compensation expense. As required by the SEC, the company provides the above reconciliation to net loss, which is the most directly comparable GAAP measure. The company presents adjusted EBITDA as it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the company by excluding certain non-cash expenses, such as stock compensation expense, as well as non-operating items that are not indicative of its core operating results. Furthermore, this non-GAAP financial measure is one of the primary indicators management uses for planning and forecasting future periods. As adjusted EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net loss or any other GAAP measure. Because not all companies calculate adjusted EBITDA in the same manner, the company’s definition of adjusted EBITDA might not be consistent with that of other companies.

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EDGAR Online will hold its quarterly conference call to review results for the quarter ended June 30, 2009 today, Tuesday, August 4, 2009, at 5:00 p.m. EDT. Philip Moyer, CEO and President, and John Ferrara, CFO, will host the call. To participate, please call (877) 407-8031 (toll-free for domestic callers), or (201) 689-8031 (international callers). The call will also be broadcast simultaneously over the Internet at: http://www.edgar-online.com/investor/. The teleconference replay will be available for approximately one week beginning at 7:00 p.m. EDT on August 4, 2009 by calling (877) 660-6853 (domestic) or (201) 612-7415 (international). The account number is 286 and the conference ID is 327538.

About EDGAR Online, Inc.

EDGAR Online, Inc. (Nasdaq: EDGR) is a leader in the distribution of company data and public filings for equities, mutual funds and a variety of other publicly traded assets. We deliver our information products directly to end users via online subscriptions and data licenses, and to redistributors who embed our content in their own and their clients’ Web sites.

Our proprietary automated systems allow for the rapid conversion of data and we are a pioneer and leader in the global financial reporting standard—eXtensible Business Reporting Language, otherwise known as XBRL. We use our automated processing platform and our expertise in XBRL to produce both datasets and tools and to assist organizations with the creation, management and distribution of XBRL financial reports. For more detailed information on all of our businesses or to contact us please visit our Web site at www.edgar-online.com.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) the time and expense involved in such development activities, (viii) risks in connection with acquisitions, (ix) the level of demand and market acceptance of our services, and (x) changes in our business strategies.

EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW

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EDGAR Online, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
	2008	2009	2008	2009
Revenues:
Subscriptions	$2,368	$1,751	$4,655	$3,629
Data and solutions	2,234	2,048	4,855	4,163
XBRL filings	319	768	402	1,010

Total revenues	4,921	4,567	9,912	8,802

Total cost of sales	781	1,181	1,579	2,332

Gross profit	4,140	3,386	8,333	6,470

Sales and marketing	1,185	820	2,400	1,749
Product development	1,083	455	2,104	1,013
General and administrative	1,960	1,870	4,025	3,900
Severance costs	—	—	40	57
Amortization and depreciation	463	533	930	1,030

Total operating expenses	4,691	3,678	9,499	7,749

Operating loss	(551)	(292)	(1,166)	(1,279)

Interest expense, net	(136)	(91)	(226)	(201)

Net loss	$(687)	$(383)	$(1,392)	$(1,480)

Weighted average shares outstanding - basic and diluted	26,363	26,759	26,321	26,709

Net loss per share - basic and diluted	$(0.03)	$(0.01)	$(0.05)	$(0.06)

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EDGAR Online, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2008*	June 30, 2009
	(unaudited)
Assets
Cash, cash equivalents and short-term investments	$2,282	$1,431
Accounts receivable, net	2,570	2,490
Other assets	254	210

Total current assets	5,106	4,131

Property and equipment, net	1,826	2,343
Goodwill	2,189	2,189
Intangible assets, net	2,952	2,329
Other assets	933	827

Total assets	$13,006	$11,819

Liabilities and Stockholders’ Equity

Accounts payable and accrued expenses	$2,407	$2,229
Deferred revenues	4,239	4,213
Current portion of long-term debt	438	500

Total current liabilities	7,084	6,942

Long-term debt	1,885	1,647
Other long-term liabilities	333	206

Total liabilities	9,302	8,795

Stockholders’ equity:
Common stock	276	278
Treasury stock	(1,828)	(1,777)
Additional paid-in capital	73,092	73,839
Accumulated deficit	(67,836)	(69,316)

Total stockholders’ equity	3,704	3,024

Total liabilities and stockholders’ equity	$13,006	$11,819

*	Derived from the company’s audited December 31, 2008 financial statements.

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